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                                LICENSE AGREEMENT

This LICENSE AGREEMENT is made on                          1998 between:

1. DYERSBURG CORPORATION, a company organized and existing under the laws of the State of Tennessee with its registered office at 1315 Phillips Street, Dyersburg, Tennessee, 38025-0767 United States of America (DYERSBURG).

2. PT TEXMACO JAYA, a corporation established and existing under the laws of the Republic of Indonesia, with its principal office at Jalan H.R. Rasuna Said, Kav X-6, No. 8, Jakarta, Indonesia (TEXMACO).

RECITALS

     A. Dyersburg and Texmaco entered into a Shareholders' Agreement on the date hereof (the SHAREHOLDERS' AGREEMENT) pursuant to which they will establish a joint venture company (the COMPANY) for the purpose of manufacturing and selling circular knit fleece fabrics in Indonesia.

     B. Dyersburg and its Affiliates have available to them extensive expertise and certain technical know-how and technical information relating to the manufacture and sale of circular knit fleece fabrics.

     C. Texmaco is desirous of availing itself of the Know-how (as herein defined) from Dyersburg for the possible manufacture and sale of circular knit fleece fabrics outside of Indonesia, North America, Central America and the Caribbean Basin.


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IT IS AGREED as follows.

1.       DEFINITIONS AND INTERPRETATION

1.1      DEFINITIONS

In this Agreement (including the Recitals and Schedule), the following definitions shall apply unless the context requires otherwise.

EXCLUDED TERRITORY shall mean Indonesia, North and Central America and the Caribbean Basin.

KNOW-HOW means the expertise, technical knowledge and technical information possessed by Dyersburg with respect to the manufacture and sale of Licensed Products set forth in Schedule 1 hereto.

LICENSED PRODUCTS shall mean the full range of circular knit fleece fabrics produced by Dyersburg.

1.2      IMPORTATION OF DEFINITIONS FROM SHAREHOLDERS' AGREEMENT

Unless the context otherwise requires, terms defined in the Shareholders' Agreement have the same meaning when used in this Agreement.

1.3      INTERPRETATION

         Clause 1.2 of the Shareholders' Agreement shall apply as if set out in full in this Agreement.


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2.       LICENSE

     (a) During the term hereof, Dyersburg agrees to grant to Texmaco a non-exclusive license and permission to use the Know-how for manufacture of the Licensed Products anywhere in the World other than the Excluded Territory. Each time, if any, as Texmaco shall determine, alone or in combination with any third party, to commence the manufacture of the Licensed Products , Texmaco shall provide prior written notice to Dyersburg and consult with Dyersburg regarding Dyersburg's possible participation in such venture. The obligation to provide notice to and consult with Dyersburg shall not require Texmaco to provide Dyersburg a right of first refusal to participate in such venture.

     (b) The Know-how and all documents, materials and other data and information pertaining thereto shall be delivered by Dyersburg to Texmaco or one of its Affiliates.

3.       REPRESENTATIONS OF DYERSBURG; INDEMNIFICATION

3.1      OWNERSHIP OF KNOW-HOW

Dyersburg is the owner of the Know-how and has full right, power and authority to license the Know-how to Texmaco in accordance with the terms of this Agreement. There is no infringement action, lawsuit or claim that asserts that Dyersburg's ownership or use of the Know-how violates or infringes the rights of others and Dyersburg is not in any way making use of any confidential information or trade secrets of any person in connection with its use of the Know-how.


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3.2      INDEMNIFICATION

Dyersburg agrees to defend, indemnify and hold harmless Texmaco for any claim directly or indirectly relating to, resulting from or arising out of any breach of its representations made in Clause 3.1 above.

4.       TERM

         (a) This License Agreement shall become effective upon the date of formation of the Company (the "Effective Date") and shall continue in full force and effect thereafter, subject to the termination provisions set forth herein.

         (b) In the event the Company shall not be formed and Texmaco provides written notice to Dyersburg of its desire that this License Agreement shall nevertheless become effective, Dyersburg shall have the option, exerciseable by written notice to Texmaco, to agree that the License Agreement shall become effective upon the payment by Texmaco of $4,000,000 to Dyersburg and the delivery by Dyersburg to Texmaco of its share capital in the Company. In the event Dyersburg exercises the foregoing option, (i) the Excluded Territory shall mean North and Central America and the Carribbean Basin, and (ii) the Commencement Date shall mean the date of Dyersburg's written notice to Texmaco.


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5.       REMUNERATION

5.1      LICENSE FEES

         (a) For a period of three years from the Commencement Date, Texmaco shall pay to Dyersburg a fee of $0.25 per meter of Licensed Product manufactured by it or any Affiliate other than the Company anywhere in the World.

         (b) Texmaco shall make an equity contribution to the Company in the amount of US $4,000,000 and shall contemporaneously assign and convey to Dyersburg for no additional consideration the share capital in the Company in respect of such equity construction. For the avoidance of any doubt, the remuneration contemplated in this subclause (b) shall be in addition to any remuneration payable under subclause 5.1(a).

5.2      CURRENCY OF PAYMENT

Payment pursuant to Clause 5.1 and Clause 4(b) shall be in United States Dollars, and shall be made by telegraphic transfer to a bank account designated by Dyersburg from time to time or in such other manner as may be agreed by the Parties from time to time.

5.3      RECORDS

Texmaco shall and shall cause its Affiliates to maintain adequate and proper records and accounts of Licensed Products manufactured during the term of this Agreement.


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6.       ASSIGNMENT

Dyersburg shall be entitled to assign all its rights and obligations under this Agreement to an Affiliate of Dyersburg by giving written notice to Texmaco.

7.       CONFIDENTIALITY

         (a) Texmaco shall, and shall cause its Affiliates to, keep secret and confidential at all time and shall not disclose, divulge, or communicate the licensed Know-how and the improvements and/or any part of the same and any other information and data disclosed or made available by Dyersburg to Texmaco in any manner, directly or indirectly, to any director or employee of Texmaco or any other person, firm or company, including without limitation any Affiliate of Texmaco, or any employees of purchasers, suppliers or vendors or distributors or agents except to the extent necessary and only after such persons aforesaid shall have executed an appropriate confidentiality agreement and undertaking as approved by Dyersburg and Texmaco confirming that the person agrees to use the Know-how solely and exclusively for the purposes contemplated by this Agreement.

         (b) Texmaco shall take all reasonable steps to prevent the infringement by third parties of any Know-how licensed hereunder. Texmaco shall promptly notify Dyersburg of any claim made against Texmaco for infringement and shall enable Dyersburg to join in any negotiation and legal proceedings relating to such an alleged infringement. Texmaco shall not make any concessions or enter into any settlement of any claim alleging infringement without the prior written consent of Dyersburg.


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8.       TERMINATION

8.1      EVENTS OF TERMINATION

Dyersburg may terminate this Agreement with immediate effect by written notice to Texmaco if any of the following occurs:

     (a) if Texmaco or any of its Affiliates breaches a provision of this Agreement or if Texmaco has committed a Default under the Shareholders' Agreement and has not remedied that breach or Default within 30 days after service of notice by Dyersburg of its intention to terminate this Agreement under this Clause 8.1 giving adequate particulars of the alleged breach or Default; or

     (b) if Texmaco has terminated the Shareholders' Agreement pursuant to
Section 20.3 thereof; or

     (c) if Texmaco becomes insolvent or goes into liquidation, including without limitation, any petition, application or proceeding under applicable laws relating to bankruptcy or related matters or, with respect to Texmaco, any event provided for in Article 114 to Article 124 of the Law No. 1 of 1995 regarding Company Law (other than a voluntary liquidation for the purposes of merger or re-organization) or a receiver, liquidator (or equivalent official) is appointed in respect of one third or more of Texmaco's assets.

8.2      ACCRUED RIGHTS

Termination of this Agreement in accordance with this Clause 8 shall not affect the accrued rights and obligations of either Party hereto arising prior to the date of such termination or expiration.


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8.3      WAIVER OF ARTICLE 1266

The Parties waive Article 1266 of the Indonesian Civil Code to the extent that if requires a judicial order to give effect to the termination of this Agreement.

9.       TAXES

Should Texmaco be required to withhold under the laws and regulations of, and applicable treaties entered into by, the Republic of Indonesia any taxes with respect to any amounts due to be paid to Dyersburg hereunder, Texmaco shall make such withholding and account to the competent Indonesian authority in respect of the amount so withheld. Within 10 days following the date of payment of such taxes to the competent Indonesian authority, Texmaco shall deliver to Dyersburg an official receipt evidencing the payment of such taxes.

10.      NO AGENCY OR PARTNERSHIP

This Agreement does not constitute any Party the agent of another or imply that the Parties intend constituting a partnership or other form of association in which any Party may be liable for the acts or omissions of another.

11.      NOTICES

Any notice given under this Agreement:

     (a) must be in writing addressed to the intended recipient at the address shown below or the address last notified by the intended recipient to the sender:


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         TEXMACO:


         PT TEXMACO JAYA

         Jalan H.R. Rasuna Said Kav X-6, No. 8
         Jakarta
         Indonesia

         Attention:        President Director
         Fax:              62-21-5225738



         DYERSBURG:

         DYERSBURG CORPORATION


         15720 John J. Delaney Drive
         Suite 445
         Charlotte, NC  28277-2747
         United States of America

         Attention:        William S. Shropshire
         Fax:              +1 704 341-4868

     (b)   must be signed by a person duly authorized by the sender; and

     (c)   will be taken to have been given or made:

     (i)   in the case of delivery in person, when delivered;

     (ii) in the case of delivery by post two business days after the date of posting (if posted to an address in the same country) or fourteen business days after the date of posting (if posted to an address in another country); and


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     (iii)      in the case of fax, on receipt by the sender of a transmission control report from the despatching machine showing the relevant number of pages and the correct destination fax machine number and indicating that the transmission has been made without error, but if delivery or receipt occurs on a day on which business is not generally carried on in the place to which the communication is sent or is later than 4 pm (local time) it will be taken to have been duly given or made at the commencement of business on the next day on which business is generally carried on in the place.

12.      WAIVER

The failure of either Party hereto at any time to enforce any of the terms, provisions or conditions of this Agreement shall not be construed as a waiver of the same or of the rights of either Party to enforce the same on any subsequent occasion.

13.      GOVERNING LAW

This Agreement is governed by the laws of the Republic of Indonesia.

14.      LANGUAGE

This Agreement has been written in English and the English version shall be the definitive text, even if for convenience or otherwise the Agreement is translated into another language.


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15.      DISPUTES

Any disputes which may arise between the Parties in relation to this Agreement shall be resolved in the same manner provided in Clause 30 of the Shareholders' Agreement.

EXECUTED on the date first stated above.

SIGNED for and on behalf of         )
DYERSBURG CORPORATION               )
In the presence of:                 )
                                       ----------------------------------------
                                       Signature


--------------------------------       ----------------------------------------
Witness                                                       Print name


--------------------------------
Print name

SIGNED for and on behalf of         )
PT TEXMACO JAYA                     )
In the presence of:                 )
                                       ----------------------------------------
                                       Signature

--------------------------------       ----------------------------------------
Witness                                                       Print name


--------------------------------
Print name


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                                   SCHEDULE 1

                               TECHNICAL KNOW-HOW

Know-how shall include expertise, technical data, information, drawings, designs, standards, parameters, specifications, process sheets, inputs, advice and assistance as regards (but not limited to) the following:

         A. Manufacturing process sequence for each product from raw material to finished fabric inspection.

         B. Selection of the most appropriate raw materials, machinery and equipment for all required manufacturing process including but not limited to:

                Spinning

                Knitting for circular knit fabrics and other related items

                Fabric dyeing, including preparatory processes

                Fabric finishing processes, including normal and special requirements

                Fabric printing, including preparation for printing

                Fabric packing/warehousing/dispatch

         C. Quality standards, specifications, practices, norms, systems, etc. required to be maintained during manufacturing at each stage of the production cycle.

            Quality standards and specifications for all fibers, yarn, dyes, chemicals and other materials consumed in the production cycle.


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         D. Plant material handling and storage equipment and systems.

         E. Plant layout for an efficient process flow and optimal space utilization and utility consumption for proposed initial capacity and later expansions.

         F. Equipment for fabric design developments and sample preparation.

         G. Productivity norms for various manufacturing operations, benchmark for operations, computation of manpower including direct labor, supervisory and plant management considering best practices followed.

         H. Consumption standards for input materials, including fibers, dyes, etc., norms for allowable rejections and wastage.